Exhibit 99.2

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Agreement to Purchase
the Hatteras Funds Group, Adviser to the Hatteras Funds

Accretive Acquisition Adds Fifth Line of Business, Diversifies Revenue Base, Establishes Presence in Rapidly Growing Liquid Alternatives Sector, Expands and Complements Existing Distribution Channels, Builds out Management Team

New York, New York, October 1, 2013 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that on October 1, 2013, a newly formed wholly-owned subsidiary of RCS Advisory Services, LLC, which is an operating subsidiary of RCAP, has entered into an agreement to acquire substantially all the assets related to the business and operations of, and acquire certain liabilities of, a group of related companies (the “Hatteras Funds Group”) that manage and distribute the Hatteras Funds (“Hatteras Funds”), a family of funds that provides alternative investment solutions to financial advisors and their clients through SEC-registered investment companies and other investment vehicles. Following the closing of the acquisition, the Hatteras Funds Group and the Hatteras Funds will continue to operate under current management and the “Hatteras” brand.

RCAP believes that the acquisition will advance RCAP’s strategic goal of growing its family of companies and expanding its platform of alternative investment offerings and constitutes the deployment of a majority of the proceeds from RCAP’s June 2013 initial public offering. Nicholas S. Schorsch, Executive Chairman of RCAP, commented, “With over $2 billion under management across multiple alternative investment funds, the Hatteras Funds Group manages and distributes “best of class” liquid alternative investments to what we view as a sophisticated client base. We are excited to announce this acquisition opportunity bringing a first-rate management team and one of the premier liquid alternative investment firms into our family of companies. We are pleased to be able to add their liquid alternative investment funds to our platform of durable income solutions.”

Mr. Schorsch continued, “The Hatteras Funds Group, led by founder David Perkins, manages what we view as an exciting and first class alternative funds complex that draws on the talents of its internal managers as well as high quality investment firms respected throughout the alternative investment management industry.”

William M. Kahane, Chief Executive Officer of RCAP, commented, “Adding this fifth line of business to RCAP will complement our existing durable income investment solutions, further build out our distribution footprint through SEC-registered investment companies and wire houses, and provide greater incremental revenue and earnings for RCAP, increasing value for our shareholders.” Mr. Kahane added, “The anticipated acquisition of the Hatteras Funds Group has not been factored into our previously issued 2013 guidance.”

Edward M. Weil, Jr., President of RCAP, commented, "We believe that the acquisition will enhance our ability to provide top performing, integrated investment solutions to retail investors, and significantly expand our presence in the liquid alternative investment space. This channel is growing rapidly as investors seek to put their money to work in non-correlated funds offering direct exposure to hedged strategies, in a liquid wrapper.”

Mr. Perkins, CEO of the Hatteras Funds Group, commented, “We believe that our clients will benefit from immediate access to RCAP’s well-capitalized and diverse distribution platform. We are excited to join with RCAP allowing us to continue to develop alternative investment solutions for financial advisors and their clients across the liquidity spectrum.”

Following the acquisition, holders of shares of RCAP’s Class A Common Stock will be entitled to the same voting control and economic interests in the Hatteras Funds Group as in RCAP’s other operating subsidiaries. The transaction is subject to the approval of the Hatteras Funds’ boards and shareholders under the Investment Company Act of 1940, as amended. The transaction is expected to close in the first quarter of 2014 and is subject to certain regulatory approvals and filings and other customary closing conditions.

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct minority economic interest in Realty Capital Securities, LLC, a FINRA-registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC-registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s prospectus. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain requisite approvals for the acquisition, including, among other things, regulatory approval of certain changes in control of the Hatteras Funds Group’s FINRA-regulated broker-dealer businesses; market volatility; unexpected costs or unexpected liabilities that may arise from the acquisition, whether or not consummated; the inability to retain key personnel; the deterioration of market conditions; and future regulatory or legislative actions that could adversely affect the parties to the transaction. Further, forward-looking statements speak only as of the date they are made, and RCAP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 866-904-2988